Exhibit 16.1

Child, Van Wagoner & Bradshaw, PLLC

A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS ______________________________________________________________

   1284 W.  Flint   Meadow   Dr., Suite D, Kaysville, UT 84037         PHONE: (801) 927-1337  FAX: (801) 927-1344

March 24, 2006

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

     We have read statements that China Security and Surveillance Technology, Inc. has included under “Change in Certifying Accountant” of the Form 6-K report to be filed on or about March 24, 2006 regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in the filing.

Very truly yours,

Child, Van Wagoner & Bradshaw, PLLC